UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Fifth Street Senior Floating Rate Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 17, 2015, Fifth Street Asset Management Inc. (“FSAM”), the indirect parent company of Fifth Street Management LLC, the external investment adviser to Fifth Street Senior Floating Rate Corp. (“FSFR” or the “Company”), held a conference call to review FSAM’s financial and operating results for its fourth fiscal quarter and its 2015 fiscal year. During the call, Leonard M. Tannenbaum, Chairman and Chief Executive Officer of FSAM, provided the following information regarding FSFR:

“During the December quarter, our other publicly traded BDC [business development company], FSFR, received a letter from a stockholder, Ironsides Capital Partners, a hedge fund that had recently purchased a stake in FSFR. In its letter and subsequent definitive proxy, Ironsides called for the replacement of two FSFR directors and additional strategic changes including replacing the investment adviser. We disagree with Ironsides assertions and in early March, FSFR filed its definitive proxy statement officially contesting Ironsides’ proposals and director nominees.

Based on FSAM’s deep understanding of FSFR’s business, its leading credit origination platform, its crucial relationships with financial sponsors and its demonstrated ability to manage FSFR’s portfolio, we are confident that FSAM is the best investment adviser for FSFR. For instance, FSAM proactively limited FSFR’s exposure to energy, with energy exposure at only 0.7% of total investments, one of the lowest among its peers. Further, we believe that FSFR is well-positioned for the current market environment and provides an appealing option for investors seeking floating rate exposure to middle market direct lending. FSFR maintains an attractive fee structure with 1% base management fee on gross assets excluding cash, which is one of the lowest in the industry, and maintains an expense ratio and efficiency ratio that beat its peers. Similar to FSC [Fifth Street Finance Corp.], as a group, FSAM and I are also the largest stockholder of FSFR, with approximately 11.0% of the FSFR common stock.

We believe that having the external manager and management support the stocks of our permanent capital vehicles is a positive for FSAM stockholders, as well as FSC and FSFR stockholders. In regards to FSAM stockholders, it provides an attractive investment with a strong yield to increase returns. For our BDC stockholders, it further aligns the interests between FSAM and each BDC and may help to provide stability to BDC trading prices. Additionally, we believe that our purchases of FSC and FSFR reinforce our belief that FSC and FSFR’s portfolios are undervalued by the market, and that the stock should recover versus current trading levels.”

Participants in the Solicitation

The Company, its directors and certain of its executive officers, the directors and executive officers and employees of Fifth Street Management LLC that provide services to the Company and its subsidiaries pursuant to the Investment Advisory Agreement, dated as of June 27, 2013, between the Company and Fifth Street Management LLC, the employees of FSC CT LLC and the directors and executive officers and employees of FSAM may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants, none of whom owns in excess of 2% of the shares of Company common stock (other than Leonard M. Tannenbaum, the Chairman and Chief Executive Officer of FSAM who beneficially owns approximately 11.0% of the shares of Company common stock based upon 29,466,768 shares of Company common stock outstanding, as of March 2, 2016, the total number of shares of Company common stock outstanding as reported in the 2016 Proxy Statement), and their direct or indirect interests, by security holdings or otherwise, are set forth in the 2016 Proxy Statement and will be set forth in other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found in (i) the Company’s Annual Report on Form 10-K for the year ended September 30, 2015 (the “Form 10-K”) filed with the SEC on December 14, 2015, (iii) FSAM’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “FSAM 2015 Proxy Statement”), filed with the SEC on April 21, 2015, and (iv) FSAM’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015 (the “FSAM Form 10-K”). To the extent holdings by the directors and executive officers of the Company of the shares of Company common stock have changed since the amounts printed in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE FORM 10-K, THE FSAM 2015 PROXY STATEMENT AND THE FSAM FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY OR FSAM HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement, the Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://fsfr.fifthstreetfinance.com/) or by writing to the Company’s Secretary at 777 West Putnam Avenue, 3rd Floor, Greenwich, Connecticut 06830. In addition, copies of the proxy materials may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 or toll-free at 877-717-3923.